Smart Sand, Inc. Announces First Quarter 2023 Results
•1Q 2023 total tons sold of approximately 1.2 million
•1Q 2023 revenue of $82.4 million
•1Q 2023 net loss of $(3.6) million
•1Q 2023 Adjusted EBITDA of $8.4 million
•1Q 2023 net cash provided by operating activities of $5.1 million
•1Q 2023 free cash flow of $1.1 million

SPRING, Texas, May 9, 2023 – Smart Sand, Inc. (NASDAQ: SND) (the “Company” or “Smart Sand”), a fully integrated frac and industrial sand supply and services company, a low-cost producer of high quality Northern White frac sand and a provider of industrial product solutions and proppant logistics solutions through both its in-basin transloading terminals and SmartSystemsTM products and services, today announced results for the first quarter of 2023.
“Smart Sand continued to deliver solid financial and operating results in the first quarter of 2023,” stated Charles Young, Smart Sand’s Chief Executive Officer. “For the fourth consecutive quarter we had sand sales volumes in excess of 1 million tons and in the first quarter we generated positive free cash flow. We are excited to bring our Blair facility online in the second quarter and to start competing in the Canadian market. With the opening of Blair, we will be increasing the logistics options we can provide to our customers by having direct access to the Canadian National rail line. We have direct access to four Class One rail lines and can provide sustainable and cost-effective sand supply into all operating basins in North America. Our SmartSystemsTM last mile fleets operations continue to show improvement and our Industrial Product Solutions continues to grow. Overall, we believe the long term market fundamentals for frac sand in general and northern white sand in particular continue to be positive.”
First Quarter 2023 Results
Tons sold were approximately 1,195,000 in the first quarter of 2023, compared to approximately 1,175,000 tons in the fourth quarter of 2022 and 852,000 tons in the first quarter of 2022, an increase of 2% sequentially and an increase of 40% over the comparable period in 2022.
Revenues were $82.4 million in the first quarter of 2023, compared to $73.8 million in the fourth quarter of 2022 and $41.6 million in the first quarter of 2022. Revenues increased in the first quarter of 2023, compared to the fourth quarter of 2022, primarily due to a higher average sales price for our sand and contractual shortfall revenue. Revenues increased in the first quarter of 2023, compared to the first quarter of 2022, primarily due to higher sand sales volumes and a higher average sales price for our sand. Sand volumes and sales prices have increased since the first quarter of 2022 due to improvement in the supply and demand fundamentals for frac sand.
Gross profit was $11.6 million in the first quarter of 2023, compared to $11.2 million in the fourth quarter of 2022 and $(2.0) million in the first quarter of 2022. Gross profit improved in the first quarter of 2023 compared to the fourth quarter of 2022 primarily due to higher shortfall revenue and higher average sales prices, partially offset by higher seasonal production costs as we typically draw down on inventory in the winter months to meet sales demand and higher freight expenses due to increased in-basin sales sequentially. Gross profit improved for the first quarter 2023 compared to the first quarter 2022 due to higher sand sales volumes, higher average sand prices and increased utilization of our SmartSystemsTM fleet.
For the first quarter of 2023, we had a net loss of $(3.6) million, or $(0.09) per basic and diluted share, compared to a net income of $2.6 million, or $0.06 per basic and diluted share, for the fourth quarter of 2022 and a net loss of $(5.9) million, or $(0.14) per basic and diluted share, for the first quarter of 2022. The decrease in net income in the first quarter of 2023 compared to the fourth quarter of 2022 was primarily due to a $1.9 million of net loss on the disposal of fixed assets as we reconfigured one of our wet plants to increase the efficiency of its operations and upgraded some of our mining equipment. The net loss in the first quarter of 2023 was also due to increased salary and wages from increased staffing as we bring the Blair facility online and year end 2022 bonuses that were paid in the first quarter of 2023. The lower net loss year-over-year was primarily due to higher gross profit from increased sales volumes, higher sand pricing and increased utilization of our SmartSystemsTM fleet in the current quarter compared to the same period a year ago.
Contribution margin of $17.8 million, or $14.89 per ton sold, for the first quarter of 2023 was a slight increase compared to $17.4 million, or $14.77 per ton sold for the fourth quarter of 2022, and was an improvement over first quarter 2022 contribution margin of $4.3 million, or $4.99 per ton sold. Revenues in the first quarter of 2023 were higher sequentially due primarily to higher average selling prices and higher shortfall revenue but this increase in revenues was offset by higher seasonal production costs and higher freight expenses leading to gross margin being flat, compared to the fourth quarter of 2022. The increase in contribution margin and contribution margin per ton in the first quarter of 2023 compared to the first quarter of 2022 was primarily due to increased sales volumes, higher average sales prices and increased utilization of our SmartSystemsTM fleet.
Adjusted EBITDA was $8.4 million for the first quarter of 2023, compared to $10.7 million for the fourth quarter of 2022 and $(1.9) million for the first quarter of 2022. The decline in Adjusted EBITDA in the first quarter of 2023 compared to the prior quarter was primarily due to higher compensation expense in the quarter from year end 2022 bonuses being paid in the quarter and increased management and administrative staffing in support of bringing the Blair facility online. The improvement in Adjusted EBITDA in the first quarter of 2023 compared to the same period in 2022 was primarily due to higher sales volumes, higher average sales prices for our sand and increased SmartSystem fleet utilization.
Net cash provided by operating activities was $5.1 million in the first quarter of 2023, compared to net cash provided by operating activities of $5.6 million in the fourth quarter of 2022 and net cash used in operating activities of $(8.7) million in the first quarter of 2022. The slight decrease in net cash provided by operating activities in the first quarter of 2023 compared to the fourth quarter of 2022 was primarily due to the timing of collections from customers and payments to vendors. The increase in net cash provided by operating activities in the first quarter of 2023 compared to the first quarter of 2022 was primarily due to a lower net loss due to higher sales volumes and higher average sale prices.
Free cash flow was $1.1 million for the first quarter of 2023. Net cash provided by operating activities during this period was $5.1 million, and capital expenditures were $4.0 million in the first quarter of 2023. We currently estimate that full year 2023 capital expenditures, including amounts relating to the start-up of the Blair facility, will be between $20.0 million and $25.0 million.
Liquidity
Our primary sources of liquidity are cash on hand, cash flow generated from operations and available borrowings under our ABL Credit Facility. As of March 31, 2023, cash on hand was $7.6 million and we had $12.0 million in undrawn availability on our ABL Credit Facility, with $7.0 million in borrowings outstanding.
Conference Call
Smart Sand will host a conference call and live webcast for analysts and investors on May 10, 2023 at 10:00 a.m. Eastern Time to discuss its first quarter 2023 financial results. Investors are invited to listen to a live audio webcast of the conference call, which will be accessible by visiting the “Investors” section of the Company’s website at www.smartsand.com. To access the live webcast, please log in 10 minutes prior to the start of the call to register. Once registration is completed, participants will receive a dial-in number along with a personalized PIN. An archived replay of the call will also be available on our website following the call.

Forward-looking Statements
All statements in this news release other than statements of historical facts are forward-looking statements that contain our Company’s current expectations about our future results, including our Company’s expectations regarding future sales. We have attempted to identify any forward-looking statements by using words such as “expect,” “will,” “estimate,” “believe” and other similar expressions. Although we believe that the expectations reflected and the assumptions or bases underlying our forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct. Such statements are not guarantees of future performance or events and are subject to known and unknown risks and uncertainties that could cause our actual results, events or financial positions to differ materially from those included within or implied by such forward-looking statements.
Factors that could cause our actual results to differ materially from the results contemplated by such forward-looking statements include, but are not limited to, fluctuations in product demand, regulatory changes, adverse weather conditions, increased fuel prices, higher transportation costs, access to capital, increased competition, continued effects of the global pandemic, changes in economic or political conditions, and such other factors discussed or referenced in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, filed by the Company with the U.S. Securities and Exchange Commission (“SEC”) on February 28, 2023, and in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2023, filed by the Company with the SEC on May 9, 2023.
You should not place undue reliance on our forward-looking statements. Any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise, unless required by law.
About Smart Sand
We are a fully integrated frac and industrial sand supply and services company, offering complete mine to wellsite proppant and logistic solutions to our frac sand customers, and a broad offering of products for industrial sand customers. We produce low-cost, high quality Northern White sand, which is a premium sand used as a proppant to enhance hydrocarbon recovery rates in the hydraulic fracturing of oil and natural gas wells. Our sand is also a high-quality product used in a variety of industrial applications, including glass, foundry, building products, filtration, geothermal, renewables, ceramics, turf & landscaping, retail, recreation and more. We also offer logistics solutions to our customers through our in-basin transloading terminals and our SmartSystems wellsite storage capabilities. We own and operate premium sand mines and related processing facilities in Wisconsin and Illinois, which have access to four Class I rail lines, allowing us to deliver products substantially anywhere in the United States and Canada. For more information, please visit www.smartsand.com.

SMART SAND, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended
	March 31, 2023	December 31, 2022	March 31, 2022
	(unaudited)	(unaudited)	(unaudited)

Revenues:
Sand sales revenue	$78,098	$71,099	$38,289
Shortfall revenue	1,915	414	1,915
Logistics revenue	2,337	2,316	1,401
Total revenue	82,350	73,829	41,605
Cost of goods sold	70,713	62,657	43,586
Gross profit	11,637	11,172	(1,981)
Operating expenses:
Salaries, benefits and payroll taxes	5,145	3,309	3,392
Depreciation and amortization	592	598	527
Selling, general and administrative	5,619	5,609	4,048
Net loss on disposal of fixed assets	1,889	—	—
Total operating expenses	13,245	9,516	7,967
Operating (loss) income	(1,608)	1,656	(9,948)
Other income (expenses):
Interest expense, net	(441)	(364)	(427)
Other income	48	412	212
Total other expenses, net	(393)	48	(215)
(Loss) income before income tax expense (benefit)	(2,001)	1,704	(10,163)
Income tax expense (benefit)	1,598	(923)	(4,240)
Net (loss) income	$(3,599)	$2,627	$(5,923)
Net (loss) income per common share:
Basic	$(0.09)	$0.06	$(0.14)
Diluted	$(0.09)	$0.06	$(0.14)
Weighted-average number of common shares:
Basic	41,272	42,833	42,087
Diluted	41,272	42,862	42,087

SMART SAND, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31, 2023	December 31, 2022
	(unaudited)
	(in thousands)
Assets
Current assets:
Cash and cash equivalents	$7,604	$5,510
Accounts receivable	35,978	35,746
Unbilled receivables	1,284	79
Inventory	20,084	20,185
Prepaid expenses and other current assets	7,089	6,593
Total current assets	72,039	68,113
Property, plant and equipment, net	255,799	258,843
Operating lease right-of-use assets	24,691	26,075
Intangible assets, net	6,471	6,669
Other assets	267	303
Total assets	$359,267	$360,003
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$15,844	$14,435
Accrued expenses and other liabilities	13,788	13,430
Current portion of deferred revenue	5,901	6,959
Current portion of long-term debt	10,350	6,183
Current portion of operating lease liabilities	10,975	10,910
Total current liabilities	56,858	51,917
Long-term debt	15,533	9,807
Long-term operating lease liabilities	16,069	17,642
Long-term deferred tax liabilities, net	19,907	18,238
Asset retirement obligations	19,088	18,888
Other non-current liabilities	40	40
Total liabilities	127,495	116,532
Commitments and contingencies
Stockholders’ equity
Common stock	38	43
Treasury stock	(13,923)	(5,075)
Additional paid-in capital	179,205	178,386
Retained earnings	66,291	69,890
Accumulated other comprehensive income	161	227
Total stockholders’ equity	231,772	243,471
Total liabilities and stockholders’ equity	$359,267	$360,003

SMART SAND, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended
	March 31, 2023	December 31, 2022	March 31, 2022
	(unaudited)	(unaudited)	(unaudited)
	(in thousands)
Operating activities:
Net (loss) income	(3,599)	2,627	(5,923)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and accretion of asset retirement obligations	6,553	6,584	6,568
Amortization of intangible assets	199	196	199
Net loss on disposal of fixed assets	1,889	188	—
Amortization of deferred financing cost	26	26	26
Accretion of debt discount	47	46	47
Deferred income taxes	1,669	(1,412)	(4,175)
Stock-based compensation	779	748	826
Employee stock purchase plan compensation	7	7	5
Changes in assets and liabilities:
Accounts receivable	(74)	(4,027)	(5,411)
Unbilled receivables	(1,363)	2,398	(3,399)
Inventories	101	433	1,441
Prepaid expenses and other assets	(676)	3,452	3,835
Deferred revenue	(1,058)	(2,946)	(1,173)
Accounts payable	1,165	2,460	(193)
Accrued and other expenses	(560)	(5,191)	(1,335)
Net cash provided by (used in) operating activities	5,105	5,589	(8,662)
Investing activities:
Acquisition of Blair facility	—	—	(6,547)
Purchases of property, plant and equipment	(4,018)	(3,196)	(3,768)
Proceeds from disposal of assets	1	75	—
Net cash used in investing activities	(4,017)	(3,121)	(10,315)
Financing activities:
Repayments of notes payable	(1,513)	(1,851)	(1,776)
Payments under equipment financing obligations	(86)	(28)	(35)
Proceeds from revolving credit facility	14,000	4,000	—
Repayment of revolving credit facility	(7,000)	(10,000)	—
Proceeds from equity issuance	33	—	25
Royalty stock issuance	—	639	—
Purchase of treasury stock	(4,428)	(89)	(127)
Net cash provided by (used in) financing activities	1,006	(7,329)	(1,913)
Net increase in cash and cash equivalents	2,094	(4,861)	(20,890)
Cash and cash equivalents at beginning of period	5,510	10,371	25,588
Cash and cash equivalents at end of period	$7,604	$5,510	$4,698

Non-GAAP Financial Measures
Contribution Margin

We also use contribution margin, which we define as total revenues less costs of goods sold excluding depreciation, depletion and accretion of asset retirement obligations, to measure its financial and operating performance. Contribution margin excludes other operating expenses and income, including costs not directly associated with the operations of the Company’s business such as accounting, human resources, information technology, legal, sales and other administrative activities.
We believe that reporting contribution margin and contribution margin per ton sold provides useful performance metrics to management and external users of our financial statements, such as investors and commercial banks, because these metrics provide an operating and financial measure of our ability, as a combined business, to generate margin in excess of our operating cost base.
Gross profit is the GAAP measure most directly comparable to contribution margin. Contribution margin should not be considered an alternative to gross profit presented in accordance with GAAP. Because contribution margin may be defined differently by other companies in the industry, our definition of contribution margin may not be comparable to similarly titled measures of other companies, thereby diminishing its utility. The following table presents a reconciliation of gross profit to contribution margin.

	Three Months Ended
	March 31, 2023	December 31, 2022	March 31, 2022
	(in thousands, except per ton amounts)
Revenue	$82,350	$73,829	$41,605
Cost of goods sold	70,713	62,657	43,586
Gross profit	11,637	11,172	(1,981)
Depreciation, depletion, and accretion of asset retirement obligations included in cost of goods sold	6,159	6,184	6,231
Contribution margin	$17,796	$17,356	$4,250
Contribution margin per ton	$14.89	$14.77	$4.99
Total tons sold	1,195	1,175	852
EBITDA and Adjusted EBITDA
We define EBITDA as net income, plus: (i) depreciation, depletion and amortization expense; (ii) income tax expense (benefit); (iii) interest expense; and (iv) franchise taxes. We define Adjusted EBITDA as EBITDA, plus: (i) gain or loss on sale of fixed assets or discontinued operations; (ii) integration and transition costs associated with specified transactions; (iii) equity compensation; (iv) acquisition and development costs; (v) non-recurring cash charges related to restructuring, retention and other similar actions; (vi) earn-out, contingent consideration obligations and other acquisition and development costs; and (vii) non-cash charges and unusual or non-recurring charges. Adjusted EBITDA is used as a supplemental financial measure by management and by external users of our financial statements, such as investors and commercial banks, to assess:
•the financial performance of our assets without regard to the impact of financing methods, capital structure or historical cost basis of our assets;
•the viability of capital expenditure projects and the overall rates of return on alternative investment opportunities;
•our ability to incur and service debt and fund capital expenditures;
•our operating performance as compared to those of other companies in our industry without regard to the impact of financing methods or capital structure; and

•our debt covenant compliance, as Adjusted EBITDA is a key component of critical covenants to the ABL Credit Facility.
We believe that our presentation of EBITDA and Adjusted EBITDA will provide useful information to investors in assessing our financial condition and results of operations. Net income is the GAAP measure most directly comparable to EBITDA and Adjusted EBITDA. EBITDA and Adjusted EBITDA should not be considered alternatives to net income presented in accordance with GAAP. Because EBITDA and Adjusted EBITDA may be defined differently by other companies in our industry, our definitions of EBITDA and Adjusted EBITDA may not be comparable to similarly titled measures of other companies, thereby diminishing their utility. The following table presents a reconciliation of net (loss) income to EBITDA and Adjusted EBITDA for each of the periods indicated.

	Three Months Ended
	March 31, 2023	December 31, 2022	March 31, 2022
	(in thousands)
Net (loss) income	$(3,599)	$2,627	$(5,923)
Depreciation, depletion and amortization	6,551	6,590	6,568
Income tax expense (benefit)	1,598	(923)	(4,240)
Interest expense	442	379	434
Franchise taxes	336	85	60
EBITDA	$5,328	$8,758	$(3,101)
Net loss on disposal of fixed assets	1,889	188	—
Equity compensation	736	706	674
Royalty stock issuance	—	639	—
Acquisition and development costs	271	241	337
Accretion of asset retirement obligations	200	189	190
Adjusted EBITDA	$8,424	$10,721	$(1,900)
Free Cash Flow
Free cash flow, which we define as net cash provided by operating activities less purchases of property, plant and equipment, is used as a supplemental financial measure by our management and by external users of our financial statements, such as investors and commercial banks, to measure the liquidity of our business.
Net cash provided by operating activities is the GAAP measure most directly comparable to free cash flow. Free cash flow should not be considered an alternative to net cash provided by operating activities presented in accordance with GAAP. Because free cash flows may be defined differently by other companies in our industry, our definition of free cash flow may not be comparable to similarly titled measures of other companies, thereby diminishing its utility. The following table presents a reconciliation of net cash provided by (used in) operating activities to free cash flow.

	Three Months Ended
	March 31, 2023	December 31, 2022	March 31, 2022
	(in thousands)
Net cash provided by (used in) operating activities	$5,105	$5,589	$(8,662)
Acquisition of Blair facility	—	$—	$(6,547)
Purchases of property, plant and equipment	(4,018)	(3,196)	(3,768)
Free cash flow	$1,087	$2,393	$(18,977)

Investor Contacts:

Lee Beckelman
Chief Financial Officer
(281) 231-2660
lbeckelman@smartsand.com